Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports First Quarter Results
Ninth Consecutive Quarter of Earnings Per Share Growth
2012 GAAP Earnings Guidance Increased to $1.30 to $1.50

LAKE FOREST, Ill., April 26, 2012 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2012:

•	Net sales of $974.2 million, down one percent versus first quarter 2011.

•	Gross margins increased 20 basis points versus the prior year.

•	Operating earnings increased one percent from first quarter 2011.

•	Net earnings of $0.43 per diluted share versus $0.30 in the prior year.

“Our first quarter increase in earnings per share demonstrates the continuing success of our business strategy,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Short-term financial performance continues to improve, even as we make increased investments for long-term organic growth. In addition, we are pleased to see U.S. marine industry retail demand up in the first quarter, with strong growth in the aluminum and fiberglass outboard product categories.”

First Quarter Results
For the first quarter of 2012, the Company reported net sales of $974.2 million, down from $985.9 million a year earlier. For the quarter, the Company reported operating earnings of $67.6 million, which included $0.2 million of restructuring, exit and impairment charges. In the first quarter of 2011, the Company had operating earnings of $67.0 million, which included $5.3 million of restructuring, exit and impairment charges.

For the first quarter of 2012, Brunswick reported net earnings of $39.7 million, or $0.43 per diluted share, compared with $27.5 million, or $0.30 per diluted share, for the first quarter of 2011. The earnings per diluted share for the first quarter of 2012 included a $0.02 per diluted share charge from special tax items. The earnings per diluted share for the first quarter of 2011 included $0.05 per diluted share of restructuring, exit and impairment charges, and a $0.05 per diluted share loss on early extinguishment of debt.

“As anticipated, our first quarter consolidated sales were modestly lower due to specific factors affecting our Marine Engine and Life Fitness segments. Our first quarter gross margin of 24.2 percent reflects an increase of 20 basis points from the prior year. Selling, general and administrative expense, combined with research and development expense, increased by 3 percent, which is inclusive of company-wide investments in growth initiatives. Lower net interest expense and a reduced income tax provision during the quarter contributed to our higher reported net earnings,” McCoy said.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $426.9 million at the end of the first quarter, down $80.9 million from year-end 2011 levels. This decrease primarily reflects net cash used for operating activities of $69.7 million. Net cash used for operating activities was affected by changes in working capital during the quarter. These changes in working capital were largely the result of increases in accounts and notes receivable and inventory to support the seasonal requirements of our marine customers, and decreases in accrued expenses, partially offset by increases in accounts payable.

Net debt (defined as total debt, less cash and marketable securities) at the end of the first quarter was $269.1 million, an increase of $84.1 million from year-end 2011 levels. The increase in net debt reflects the $80.9 million decrease in total cash and marketable securities, combined with a slight increase in debt levels.

Change in Segment Reporting
On April 19, 2012, the Company filed a Current Report on Form 8-K, which included revised segment reporting for 2010 and 2011, by quarter. These changes do not revise or restate the information previously reported in the Consolidated Statements of Operation, Consolidated Balance Sheets, Consolidated Statements of Shareholders' Equity or Consolidated Statements of Cash Flows for the Company and consolidated subsidiaries for any period.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $489.4 million in the first quarter of 2012, down 2 percent from $501.1 million in the first quarter of 2011. International sales, which represented 39 percent of total segment sales in the quarter, decreased by 7 percent. For the quarter, the Marine Engine segment reported operating earnings of $47.9 million, including restructuring charges of $1.7 million. This compares with operating earnings of $57.7 million in the first quarter of 2011, which included $4.3 million of restructuring charges.

Sales were higher in the segment's U.S. outboard and parts and accessories businesses. This growth was more than offset by global sales declines in the segment's sterndrive engine product category.

During the quarter, Mercury's manufacturing facilities, when compared to the prior year, increased production of its outboard engines in response to market demand. Mercury produced fewer sterndrive units in the quarter versus the prior year quarter, as it experienced operating constraints resulting from sterndrive ramp-up issues following its recently completed plant consolidation. In addition, the absence of a gain on the sale of a distribution facility and a favorable recovery against an insurance policy in 2011 contributed to the decrease in operating earnings in the first quarter of 2012. Partially offsetting these factors was the effect of lower variable compensation expense, successful cost reduction activities and lower restructuring charges.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 18 boat brands. The Boat segment reported net sales of $306.4 million for the first quarter of 2012, an increase of one percent compared with $303.5 million in the first quarter of 2011. International sales, which represented 38 percent of total segment sales in the quarter, decreased by 7 percent during the period. For the first quarter of 2012, the Boat segment reported operating earnings of $2.8 million, including a gain of $1.5 million from restructuring activities. This compares with an operating loss of $4.8 million, including restructuring charges of $1.0 million, in the first quarter of 2011.

Boat segment production and wholesale shipments increased during the quarter, compared with the first quarter of 2011. The increase in wholesale unit shipments was partially offset by the effect of a higher mix of smaller boat sales and the absence of sales from the Sealine brand, which was divested on Aug. 30, 2011. Higher sales and lower restructuring, exit and impairment charges had a positive effect on the segment's improved quarterly results.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment. Fitness segment sales in the first quarter of 2012 totaled $157.1 million, up slightly from $156.4 million in the first quarter of 2011. International sales, which represented 48 percent of total segment sales in the quarter, decreased by 13 percent. For the quarter, the Fitness segment reported operating earnings of $23.7 million. This compares with operating earnings of $23.4 million in the first quarter of 2011.

Sales increased slightly when compared with the prior year's first quarter, despite commercial equipment sales and operating earnings benefiting from a large order from one of its customer categories in the first quarter of 2011. Operating earnings increased by one percent in the first quarter of 2012, when compared with 2011, as a result of the modest increase in revenues and reduced operating expenses.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers, bowling equipment and products, and billiards tables and accessories. Segment sales in the first quarter of 2012 totaled $89.9 million, up 3 percent compared with $87.3 million in the year-ago quarter. International sales, which represented 19 percent of total segment sales in the quarter, decreased by 5 percent. For the quarter, the segment reported operating earnings of $14.4 million, compared with operating earnings of $14.2 million in the first quarter of 2011.

For the quarter, bowling products experienced a solid increase in sales, while equivalent-center sales for retail bowling were down slightly. The improvement in operating earnings in the first quarter of 2012, when compared with 2011, reflects contributions from higher sales.

Outlook
“On the basis of our solid performance in the first quarter, and early season improvements in the retail marine marketplace, we are increasing our 2012 earnings per share expectation to a range of $1.30 to $1.50 per diluted share,” McCoy said. “Although a number of the factors that negatively affected sales and earnings in the first quarter will continue into the second, we are planning for significant sales and earnings growth in the second half of this year.

“Each of our business segments will continue to concentrate their efforts on maintaining a favorable cost position and generating growth through market share gains and the execution of organic growth initiatives. In addition, our 2012 plan continues to reflect the generation of positive free cash flow, the further reduction of debt outstanding and improvements to the funded status of our pension liabilities.

“Our outlook beyond 2012 remains consistent with the growth plans we described during our February 16, 2012 investor event. Over the next few years, these plans build on our recent financial progress, and further anticipate the successful execution of our various operational and capital structure strategic initiatives,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president - corporate and investor relations.

The call will be broadcast over the Internet at Hwww.brunswick.comH. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick's Website for slides used to supplement conference call remarks at
www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call (866) 730-5763 (passcode: Brunswick Q1). Callers outside of North America should call (857) 350-1587 (passcode: Brunswick Q1) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT Thursday, May 3, 2012, by calling (888) 286-8010 (passcode: 34720402) or international dial (617) 801-6888 (passcode: 34720402). The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick's business. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability of dealers and customers to secure adequate access to financing and the Company's ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the strength and protection of the Company's brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company's results; competitive pricing pressures, including the impact of inflation and increased competition from Asian competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company's stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and risks associated with the Company's information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company's information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional factors are included in the Company's Annual Report on Form 10-K for 2011. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	March 31, 2012	April 2, 2011	% Change

Net sales	$974.2	$985.9	-1%
Cost of sales	738.2	749.6	-2%
Selling, general and administrative expense	143.6	140.6	2%
Research and development expense	24.6	23.4	5%
Restructuring, exit and impairment charges	0.2	5.3	-96%
Operating earnings	67.6	67.0	1%
Equity earnings (loss)	(1.2)	0.5	NM
Other income, net	0.9	—	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	67.3	67.5	0%
Interest expense	(18.1)	(23.3)	-22%
Interest income	1.0	0.8	25%
Loss on early extinguishment of debt	—	(4.3)	NM
Earnings before income taxes	50.2	40.7	23%
Income tax provision	10.5	13.2
Net earnings	$39.7	$27.5	44%

Earnings per common share:
Basic	$0.44	$0.31
Diluted	$0.43	$0.30

Weighted average shares used for computation of:
Basic earnings per common share	89.5	89.1
Diluted earnings per common share	92.3	92.5

Effective tax rate	20.9%	32.4%

Supplemental Information
Diluted earnings per common share	$0.43	$0.30
Restructuring, exit and impairment charges (1)	—	0.05
Loss on early extinguishment of debt	—	0.05
Special tax items	0.02	—
Diluted earnings per common share, as adjusted	$0.45	$0.40

(1) The 2012 and 2011 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information

	Three Months Ended
	Net Sales			Operating Earnings (1)			Operating Margin
	March 31, 2012	April 2, 2011	% Change	March 31, 2012	April 2, 2011	% Change	March 31, 2012	April 2, 2011
Marine Engine	$489.4	$501.1	-2%	$47.9	$57.7	-17%	9.8%	11.5%
Boat	306.4	303.5	1%	2.8	(4.8)	NM	0.9%	-1.6%
Marine eliminations	(68.6)	(62.4)		—	—
Total Marine	727.2	742.2	-2%	50.7	52.9	-4%	7.0%	7.1%

Fitness	157.1	156.4	0%	23.7	23.4	1%	15.1%	15.0%
Bowling & Billiards	89.9	87.3	3%	14.4	14.2	1%	16.0%	16.3%
Pension - non-service costs	—	—		(5.7)	(7.6)
Corp/Other	—	—		(15.5)	(15.9)	-3%
Total	$974.2	$985.9	-1%	$67.6	$67.0	1%	6.9%	6.8%

(1) Operating earnings in the first quarter of 2012 includes $0.2 million of pretax restructuring, exit and impairment charges. The $0.2 million charge consists of $1.7 million in the Marine Engine segment and $(1.5) million gain in the Boat segment. Operating earnings in the first quarter of 2011 includes $5.3 million of pretax restructuring, exit and impairment charges. The $5.3 million charge consists of $4.3 million in the Marine Engine segment and $1.0 million in the Boat segment.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions)

	March 31, 2012	December 31, 2011	April 2, 2011
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$307.1	$338.2	$424.0
Short-term investments in marketable securities	63.9	76.7	76.8
Total cash, cash equivalents and short-term investments in marketable securities	371.0	414.9	500.8
Restricted cash	20.0	20.0	—
Accounts and notes receivable, net	454.4	346.2	469.2
Inventories
Finished goods	299.1	292.0	292.1
Work-in-process	174.2	167.2	169.8
Raw materials	84.8	73.4	88.9
Net inventories	558.1	532.6	550.8
Deferred income taxes	15.0	14.8	16.2
Prepaid expenses and other	24.4	27.6	28.6
Current assets	1,442.9	1,356.1	1,565.6

Net property	579.8	585.5	615.9

Other assets
Goodwill, net	291.2	290.3	292.5
Other intangibles, net	47.9	49.2	54.8
Long-term investments in marketable securities	55.9	92.9	47.9
Equity investments	46.9	47.7	56.2
Other long-term assets	67.4	72.3	90.5
Other assets	509.3	552.4	541.9

Total assets	$2,532.0	$2,494.0	$2,723.4

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$7.3	$2.4	$1.8
Accounts payable	340.9	282.0	339.3
Accrued expenses	542.7	623.7	616.5
Current liabilities	890.9	908.1	957.6

Long-term debt	688.7	690.4	809.9
Other long-term liabilities	870.0	864.6	832.5
Shareholders' equity	82.4	30.9	123.4

Total liabilities and shareholders' equity	$2,532.0	$2,494.0	$2,723.4

Supplemental Information
Debt-to-capitalization rate	89.4%	95.7%	86.8%
Cash and cash equivalents	$307.1	$338.2	$424.0
Short-term investments in marketable securities	63.9	76.7	76.8
Long-term investments in marketable securities	55.9	92.9	47.9
Total cash and marketable securities	$426.9	$507.8	$548.7

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Three Months Ended
	March 31, 2012	April 2, 2011
Cash flows from operating activities
Net earnings	$39.7	$27.5
Depreciation and amortization	23.9	28.4
Pension expense, net of funding	5.3	7.2
Gains on sale of property, plant and equipment, net	(1.5)	(7.4)
Long-lived asset impairment (gains) charges	(1.3)	0.3
Deferred income taxes	2.8	3.1
Loss on early extinguishment of debt	—	4.3
Changes in certain current assets and current liabilities	(150.6)	(169.6)
Income taxes	3.0	5.2
Other, net	9.0	17.9
Net cash used for operating activities	(69.7)	(83.1)

Cash flows from investing activities
Capital expenditures	(17.5)	(13.2)
Purchases of marketable securities	(60.5)	(39.7)
Sales or maturities of marketable securities	109.5	20.0
Investments	(0.7)	(0.4)
Proceeds from sale of property, plant and equipment	9.0	10.4
Other, net	—	2.8
Net cash provided by (used for) investing activities	39.8	(20.1)

Cash flows from financing activities
Net issuances (payments) of short-term debt	0.3	(0.4)
Payments of long-term debt including current maturities	(1.7)	(19.1)
Net premium paid on early extinguishment of debt	—	(4.3)
Net proceeds from stock compensation activity, including excess tax benefits	0.2	4.2
Other, net	—	(4.6)
Net cash used for financing activities	(1.2)	(24.2)

Net decrease in cash and cash equivalents	(31.1)	(127.4)
Cash and cash equivalents at beginning of period	338.2	551.4
Cash and cash equivalents at end of period	$307.1	$424.0

Free Cash Flow
Net cash provided by operating activities	$(69.7)	$(83.1)

Net cash provided by (used for):
Capital expenditures	(17.5)	(13.2)
Proceeds from sale of property, plant and equipment	9.0	10.4
Other, net	—	2.8
Total free cash flow	$(78.2)	$(83.1)